EXHIBIT 99.1

Two River Bancorp Appoints Charles F. Butrico Jr. to Board of Directors

TINTON FALLS, N.J., Oct. 30, 2014 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"),today announced the appointment of Mr. Charles F. Butrico Jr. to the Company's Board of Directors and the Board of Directors of Two River, effective November 1, 2014. Mr. Butrico is the former Mayor of South Plainfield, New Jersey and has over 35 years of experience in a variety of information systems capacities, including as a developer, analyst, system programmer, project manager and account executive.

Mr. Butrico is currently a Client Relationship Executive with Computer Sciences Corporation, a leading provider of information technology and professional services. Mr. Butrico has served with the company in various positions since 1996, and received his education at Rutgers, The State University of New Jersey-New Brunswick.

William D. Moss, President and CEO of the Company, stated, "We are delighted to have Charles join our Board. He is a respected member of the Middlesex County community in New Jersey, and his time as Mayor of South Plainfield led to several deep rooted connections throughout the area. In addition, his expertise in information technology will be valuable to Two River. We look forward to benefitting from his counsel and experience."

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 15 branches and 3 Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com

         Media Contact:
         Carrie Donzella, Marketing Director
         Phone: (732) 216-0164
         E-mail: cdonzella@tworiverbank.com